Issuer Free Writing Prospectus
Filed by: Emergency Medical Services L.P.
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-128925
Relating to Prospectus
Filed Pursuant to Rule 424(b)(3)
Free Writing Prospectus Dated December 16, 2005
This information supplements the information contained in the prospectus dated December 7, 2005
AMR HoldCo, Inc.
EmCare HoldCo, Inc.
Offer to Exchange

Issuers:	AMR HoldCo, Inc. and EmCare HoldCo, Inc. (the “Companies”).

Notes Offered	$250,000,000 aggregate principal amount of senior subordinated notes due 2015.

Maturity Date	February 15, 2015.

Interest	10% per year on the principal amount, payable semi-annually in cash in arrears on February 15 and August 15 of each year, commencing August 15, 2005.

Recent Legal Matter:	On December 14, 2005, a lawsuit, purporting to be a class action, was commenced against AMR in Spokane, Washington. The complaint alleges that the two identified plaintiffs were billed for advanced life support services rather than basic life support in violation of AMR’s contract with the city of Spokane, resulting in total overcharges for three transports of $395. The complaint further alleges a potential group of over 30,000 patients transported since 1998, with possible individual claims of $150 to $250, and seeks treble damages under the state consumer protection act. AMR has not had sufficient time to analyze the allegations in the complaint. However, AMR recently reviewed its billing practices at the request of the Spokane Fire Department, and is conducting a further audit. Although there can be no assurances as to the final outcome, at this time AMR does not believe that any incorrect billings are material in amount.
The Companies have filed a registration statement (including a prospectus) with the SEC for the offer to exchange to which this communication relates. Before you elect to exchange, you should read the prospectus in that registration statement and other documents the Companies have filed with the SEC for more complete information about the Companies and this offer to exchange. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Companies will arrange to send you the prospectus if you request it by calling toll-free at 1-800-527-2145, extension 2439.